Exhibit 10.7


                        AMENDMENT TO EMPLOYMENT AGREEMENT


      This Amendment to Employment Agreement (this "Agreement") is dated June 17, 2002, and is between SPECTRUM NUMISMATICS INTERNATIONAL, INC., a California corporation ("Spectrum"), GREG MANNING AUCTIONS, INC, a Delaware corporation ("GMAI"), and GREGORY N. ROBERTS, an individual ("Mr. Roberts").

      GMAI, Spectrum and Mr. Roberts are parties to an Employment Agreement, dated February 18, 2000 (the "Original Agreement"), pursuant to which Mr. Roberts has been employed by Spectrum as its President. In addition, GMAI, Spectrum and Mr. Roberts are parties to a Noncompetition Agreement, dated February 18, 2000 (the "Noncompetition Agreement").

      In connection with certain transactions known collectively as the "LENAPE Project", the parties desire to amend the Original Agreement and the Noncompetition Agreement in certain respects.

      Spectrum and Mr. Roberts therefore agree as follows:

      1. The Term as set forth is Section 1 of the Original Agreement is hereby extended to February 18, 2008, that date being the eighth anniversary of the date of the Original Agreement.

      2. A new paragraph (c) is hereby added to Section 2 of the Original Agreement, reading as follows:

            "In the event that pursuant to Section 5.1 of the Merger Agreement, dated December 8, 1999, among Spectrum, GMAI and Mr. Roberts, among others, the "Stockholders" (as defined therein) no longer have the right to nominate two members of the board of directors of GMAI, then, so long as Mr. Roberts is employed by Spectrum, Mr. Roberts will be entitled to nominate two members of the board of directors of GMAI, provided that such persons are reasonably acceptable to GMAI."

      3. Section 3 of the Original Agreement is hereby amended to read as follows:

            "Compensation. Spectrum shall pay Mr. Roberts a salary of $300,000 per annum, which will increase to $400,000 per annum on the fourth anniversary of the date of this Agreement; to $500,000 on the fifth anniversary of the date of this Agreement; to $550,000 on the sixth anniversary of the date of this Agreement; and to $600,000 on the seventh anniversary of the date of this Agreement (that salary, the "Base Salary"). Payment of the Base Salary will be in accordance with Spectrum's standard payroll practices and subject to all legally required or customary withholdings."

            "Concurrently with the execution and delivery of this Agreement, Spectrum shall make available to Mr. Roberts (from its own financing sources), a loan in the amount of $600,000, which loan shall be non-interest bearing except as required by law (the "Loan"). The outstanding amount of the Loan shall be repaid on an annual basis in three equal installments of $166,666 each, commencing on February 18, 2006; provided that (a) if Mr. Roberts is employed by Spectrum on a full-time basis on the date that each annual payment is due, the payment due as of that date shall be forgiven, and (b) if Mr.

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            Roberts' employment hereunder is terminated pursuant to Sections
            6(a) death; 6(b) Totally Disabled; 6(d) without Cause; or 6(e) with Good Reason, the entire outstanding amount of the Loan will be forgiven as of the effective date of such termination."

            "In the event Mr. Roberts' employment hereunder terminates pursuant to Section 6(c) for Cause or without Good Reason, the outstanding amount of the Loan (less any amount previously forgiven but without any pro rata forgiveness through the date of termination) will be accelerated and be due and payable within 30 days of such termination of employment."

            "Mr. Roberts understands and agrees that (i) Spectrum will be required to impute interest income at the applicable Federal Rate on his W-2 for each year any or all of the Loan is outstanding, except in the event Mr. Roberts is no longer employed by Spectrum, and (ii) the amount of the Loan will be added to Mr. Roberts' W-2 for the years in which it is forgiven."

            "Mr. Roberts hereby waives demand for payment, notice of dishonor and any and all other notices and demands in connection with the enforcement of the Loan. Mr. Roberts promises to pay and indemnify Spectrum and GMAI for all expenses incurred, including attorney's fees, in connection with the collection of any amount due with respect to the Loan."

            "Spectrum shall, as promptly as practicable, obtain and maintain in force at all time during the Term, "key man" insurance policies in the outstanding amount of the Loan from time to time, payable in the event of Mr. Roberts' death or Total Disability (as defined in Section 6(b), naming Spectrum as the sole beneficiary."

      4. Section 4 of the Original Agreement is hereby amended by adding a new paragraph at the end thereof, reading as follows:

            "In the event the Board of Directors of GMAI elects to engage in a tender offer for the exchange of stock options (or a transaction having a substantially equivalent effect) and makes such offer available to its employees generally, Mr. Roberts shall be entitled to participate therein to the same extent as such other employees."

5. Section 9 of the Original Agreement is hereby amended to read in its entirety as follows:

            "9. Surrender of Records; Non-Solicitation."

            "(a) All proprietary information is and will remain the sole property of Spectrum (or GMAI as the case may be) during the Term and thereafter. Following termination of his employment hereunder for any reason Mr. Roberts may not retain any proprietary information, and shall promptly return to Spectrum (or GMAI as the case may be) any proprietary information in his possession."

            "(b) During the Non-Solicitation Term, Mr. Roberts shall not solicit or encourage any employee of Spectrum or GMAI to leave Spectrum or GMAI for any reason, nor assist a Competing Business or any other business in doing so."

            "(c) Mr. Roberts shall not, during the Non-Solicitation Term, except as required by Spectrum in the performance of Mr. Roberts' duties hereunder, directly or indirectly

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

            contact or solicit with a view to purchasing or selling rare coins any Customer with whom Mr. Roberts had come into contact, or whose account Mr. Roberts serviced or worked on, in connection with Mr. Roberts' employment with Spectrum prior to the date of this Agreement (those Customers collectively, "Company Contacts")."

            "(d) For purposes of this Agreement, the following terms have the following meanings:"

            "`Affiliate' means, with respect to any given Person, (1) any other Person at the time directly or indirectly controlling, controlled by or under common control with that Person, (2) any other Person of which that Person at the time owns or has the right to acquire, directly or indirectly, 10% or more on a consolidated basis of any class of the capital stock or other ownership interest, or (3) any other Person which at the time owns or has the right to acquire, directly or indirectly, 10% or more of any class of the capital stock or other ownership interest of that Person. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise."

            "`Competing Business' includes (1) any business or venture that is engaged in the wholesale or retail purchase or sale of rare coins, and (2) any other business that is substantially similar in whole or any significant part to the business conducted by Spectrum up to and including the date of this Agreement."

            "`Customer' means any Person that has purchased or offered to purchase rare coins from GMAI or Spectrum, sold or offered to sell rare coins to GMAI or Spectrum, or has been solicited by GMAI or Spectrum with regard to the purchase or sale of rare coins."

            "`Non-Solicitation Term' means the period commencing on the date hereof and terminating on the sooner of (i) February 18, 2008 and
            (ii) the date that none of GMAI or its affiliates is any longer engaged in the wholesale or retail purchase or sale of rare coins."

            "`Person' means any individual, corporation, association, partnership (general or limited) joint venture, trust, estate, limited liability company or other legal entity or organization."

      5. Concurrently with the execution and delivery of this Agreement, GMAI shall, pursuant to a Stock Option Agreement between GMAI and Mr. Roberts in the customary form used by GMAI, grant to Mr. Roberts options to purchase 500,000 shares of common stock of GMAI, which options shall vest over a four-year period in substantially equal installments and shall be exercisable at a price equal to $2.00 per share, which is not less than the fair market value of the common stock of GMAI as of the date of the Stock Option Agreement.

      6. A new paragraph (c) is hereby added to Section 1 of the Noncompetition Agreement, reading as follows:

            "(c) In the event Spectrum breaches its obligations under Section 7(c) of the Employment Agreement and such breach continues for a period of 30 days following delivery of written notice of such breach from Mr. Roberts to Spectrum, then the provisions of paragraph (a) of this Section 1 shall terminate and be of no force and effect."

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

      7. Sections 2 and 3 of the Noncompetition Agreement are hereby amended to read in their entirety as follows:

            "2. [Intentionally Omitted]"

            "3. [Intentionally Omitted]"

      8. This Agreement is governed by the laws of the State of California, without giving effect to principles of conflict of laws.

      9. Except as specifically amended hereby, the Original Agreement and the Noncompetition Agreement shall remain in full force and effect in accordance with their respective terms. This Agreement shall not constitute an amendment to or modification of any other agreement between the parties hereto. Capitalized terms used herein and not otherwise defined will have their meanings as set forth in the Original Agreement.


                              SPECTRUM NUMISMATICS
                                INTERNATIONAL, INC.


                              By:
                                 --------------------------------------
                                 Name:
                                 Title:


                              GREG MANNING AUCTIONS, INC.


                              By:
                                 --------------------------------------
                                 Greg Manning
                                 Chairman of the Board, Chief Executive
                                 Officer and President


                              _____________________________________
                              GREGORY N. ROBERTS



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